For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Improves Outlook on Fourth Quarter 2011 Financial Results
Announces Estimated Impairment Charge on Owned 37-50 Seat Aircraft

INDIANAPOLIS, Jan. 25, 2012 -- Republic Airways Holdings Inc. (NASDAQ: RJET) has raised its guidance for year over year unit revenue increases on its Frontier Airlines branded operations for the Fourth Quarter of 2011.

“Our record load factors on Frontier in each month of the fourth quarter, coupled with strong unit revenue growth, led to revenue performance that outpaced not only our previous expectations, but most of the industry as well,” said Republic Airways Holdings CEO, Bryan Bedford. The Company is increasing its guidance for year over year total revenue per ASM (TRASM) improvement from a previous range of 8 to 9 percent to a new range of 10 to 11 percent. “The two percent improvement in revenue improves the operating margins by the same amount on our branded operations and also drives an increase in our year-end unrestricted cash balance,” Bedford said.

The Company is updating its guidance on year-end unrestricted cash from a previous range of $200 to $210 million to a new range of $215 to $220 million.

Quarter Ended December 31, 2011	Previous Guidance	Updated Guidance
Branded TRASM	+ 8% to 9%	+ 10% to 11%
Consolidated Unrestricted Cash	$200 to $210 million	$215 to $220 million
GAAP Diluted EPS (see table below)	Not provided	$(2.72) to $(2.67)
Ex-Items Diluted EPS (see table below)	Not provided	$0.31 to $0.36

The Company’s decision to remove 37-50 seat ERJ aircraft from branded flight operations during the fourth quarter prompted a review of the carrying value of owned ERJ equipment. The Company now estimates that its 37-50 seat ERJ fleet will no longer produce positive cash returns and anticipates recording a non-cash impairment charge of approximately $4.5 million to $5.0 million per aircraft to reduce the carrying value of its 42 owned ERJ aircraft in the fourth quarter.

The Company also anticipates significant non-cash charges in the fourth quarter of 2011 related to aircraft that will be returned to lessors in 2012. The Company anticipates a non-cash charge of approximately $24 million related to the write-off of prepaid maintenance reserves associated with the early termination of Airbus aircraft to their lessors, and approximately $7 million of mostly non-cash charges related to the renegotiation of the E190 purchase agreement and charges associated with the early return of certain Embraer aircraft.

The Company is planning to release its fourth quarter and annual 2011 earnings, and host a conference call during the last week of February.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on nearly 1,500 flights daily to 132 cities in 43 states, The Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately

10,000 aviation professionals and operate 269 aircraft.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items. Please note that the GAAP and non-GAAP financial measures have not been audited and could change.

Reconciliation of GAAP to non-GAAP financial measures for Fourth Quarter 2011

	Low			High
(millions, except per share data)	Pre-Tax	After-Tax (2)	Per diluted share (3)	Pre-Tax	After-Tax (2)	Per diluted share (3)
GAAP income (loss) (1)	$(208.0)	$(131.0)	$(2.72)	$(204.0)	$(128.5)	$(2.67)

Less:
Non-cash ERJ impairment (1)	199.5	125.7	2.49	199.5	125.7	2.49
Airbus aircraft charge	24.1	15.2	0.30	24.1	15.2	0.30
Embraer aircraft charge	6.9	4.3	0.09	6.9	4.3	0.09
Other items and fuel mark-to- market hedge adjustments	2.0	1.3	0.02	2.0	1.3	0.02
Ex-item income	$24.5	$15.4	$0.31	$28.5	$18.0	$0.36

(1)	Assumes a midpoint of the range for the estimated impairment charge

(2)	Assumes a normalized tax rate of 37% for the fourth quarter

(3)
Assumes a diluted share count of 48.2 million shares for GAAP net income and 50.5 million shares for non-GAAP net income for the fourth quarter, which includes the dilutive effect of the Company’s convertible note

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